Exhibit 1.3
Amendments to the existing Memorandum of Association and Articles of Association
of Ku6 Media Co., Ltd.
Ku6 Media Co., Ltd.
Director’s Certificate
I, Haifa Zhu, a Director of Ku6 Media Co., Ltd., a Cayman Islands company (the “Company”), hereby certify that:
At the Adjourned Extraordinary General Meeting of Shareholders of the Company duly convened and held at Boardroom I, Business Centre, 3/F, Harbour Grand Kowloon, 20 Tak Fung Street, Hunghom, Kowloon, Hong Kong, at 10:00 a.m., Beijing time, on June 24, 2011, it was resolved as SPECIAL RESOLUTIONS that:
A.	Amendment to the existing Memorandum of Association

The authorized share capital of the Company be changed to US$600,000 divided into 12,000,000,000 ordinary shares of par value US$0.00005 each (the “Change of Authorized Share Capital”), and Clause 6 of the Company’s existing Memorandum of Association be deleted in its entirety and substituting therefor the following new Clause 6:

“6.	The share capital of the Company is US$600,000 divided into 12,000,000,000 ordinary shares of a nominal or par value of US$0.00005 each.”
B.	Amendments to the existing Memorandum of Association and Articles of Association

The Company’s existing Memorandum of Association and Articles of Association be amended to change all references to the name of the Company in the existing Memorandum of Association and Articles of Association to “Ku6 Media Co., Ltd.”.

C.	Amendment to the existing Articles of Association

The following new Article 96(c) be inserted immediately after the existing Article 96(b) of the Company’s existing Articles of Association to clarify that the Company’s directors shall be re-elected annually:

“(c)
Each Director who is elected at an annual general meeting of shareholders shall hold office until the next annual general meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier removal, or earlier vacation of office pursuant to Article 94.

Any Director appointed by the Board to fill a casual vacancy shall hold office only until the first general meeting of the Company after his appointment and be subject to re-election at such meeting. Any Director appointed by the Board as an addition to the existing Board shall hold office only until the next following general meeting of the Company and shall then be eligible for re-election.”

Dated: June 27, 2011

By:	/s/ Haifa Zhu
	Name:	Haifa Zhu